EXHIBIT 99.1
NEWS RELEASE
RANGE REPORTS RECORD PRODUCTION
FORT WORTH, TEXAS, OCTOBER 10, 2008...RANGE RESOURCES CORPORATION (NYSE: RRC) today reported that third quarter 2008 production volumes rose to 387 Mmcfe per day, a 19% increase over the prior-year period. Range has now posted 23 consecutive quarters of sequential production growth. Approximately 80% of the Company’s production in the quarter was natural gas.
The Company also reiterated that it has hedged 69% of its estimated fourth quarter 2008 gas production at a floor price of $8.84 per mcf and 60% of its 2009 estimated gas production at a floor of $8.31 per mcf. As of the close of business yesterday, Range’s natural gas hedges were in the money by $97 million. Its oil hedges were out of the money by $55 million. Range’s hedge counterparties include 14 financial institutions, 12 of which are in the Company’s bank group. Mitsui & Co. and J. Aron & Company (Goldman Sachs) are the two counterparties not in Range’s bank group. As of the close of business yesterday, Range’s mark to market position was an unrealized loss of $4.0 million with Mitsui & Co. and an unrealized gain of $0.7 million with J. Aron & Co.
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “The third quarter production exceeded the high end of our guidance and once again reflects the high quality of our operating teams. The production results were achieved despite production being shut-in due to the impact of the hurricanes on third party pipelines and gas processing plants. We are confident that full year 2008 production will meet or exceed our 19% growth target. We are also confident that production will reach the 400 Mmcfe per day benchmark during the fourth quarter. This will put us in a terrific position as we enter 2009. Steadily growing production coupled with our low cost structure and our well constructed hedge position will drive cash flow higher in 2009. As a result, we are in a solid position to execute our business strategy and continue to build stockholder value.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, the number of wells to be drilled, future realized prices and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission and are subject to audit. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
2008-27

Contact:	Rodney Waller, Senior Vice President David Amend, IR Manager Karen Giles, Sr. IR Specialist (817) 870-2601 www.rangeresources.com

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